(logo)Katz, Katz & Sparks, P.C.
                                                Certified Public Accountants
                                                Business Development Consultants



To the Board of Directors
American City Mortgage corporation
Carson, California

We have audited the financial statements of American City Mortgage Corporation as of and for the year ended October 31, 1996, and have issued our report thereon dated January 15, 1997. In addition, we have audited the Company's compliance with the specific program requirements governing GNMA Issuers of Mortgage-Backed Securities, HUD-Approved Title II Nonsupervised Mortgagees, and HUD-Approved Title I Nonsupervised Lenders that are applicable to each of its major HUD-assisted programs, for the year ended October 31, 1996. The management of the Company is responsible for compliance with those requirements. Our responsibility is to express an opinion on compliance with those requirements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards, GOVERNMENT AUDITING STANDARDS, issued by the Comptroller General of the United States, and the Consolidated Audit Guide for Audits of HUD Programs (the "Guide"), issued by the U.S. Department of Housing and Urban Development, Office of the Inspector General in July, 1993. Those standards and the Guide require that we plan and perform the audit to obtain reasonable assurance about whether material noncompliance with the requirements referred to above occurred. An audit includes examining, on a test basis, evidence about the Company's compliance with those requirements. We believe that our audit provides a reasonable basis for our opinion.

The results of our audit procedures disclosed instances of noncompliance with the requirements referred to above, which are described in the accompanying schedule of findings. We considered these instances of noncompliance in forming our opinion on compliance, which is expressed in the following paragraph.

In our opinion, American City Mortgage Corporation complied, in all material respects, with the requirements described above that are applicable to each of its major HUD-assisted programs for the year ended October 31, 1996.

This report is intended for the information of the Board of Directors, management, and the Department of Housing and Urban Development. However, this report is a matter of public record and its distribution is not limited.

/s/Katz, Katz & Sparks
KATZ, KATZ & SPARKS, P.C.            Westlake Village, California
Certified Public Accountants         January 15, 1997



         3073 E. Thousand Oaks Blvd., #100, Westlake Village, CA 91362
            805-496-4140  FAX 805-496-8004  E-Mail: KKSCPA@aol.com













                             SCHEDULE OF FINDINGS
                         For Year Ended October 31, 1996



Consolidated Audit Guide for Audits Of HUD Programs

Chapter 7, HUD-Approved Title II Nonsupervised Mortgagees
  I.      Quality Control Plan
          A. A review is not being performed on the loans rejected by the mortgagee.

          Recommendation: Company should implement Procedures in   their Quality
          Control Plan to also review rejected loans.

 II.      Loan Origination - 36 files tested

          A.   Assets

               1. In one file, no verification of deposits were sent and three months of certified bank statements were not obtained.

          Recommendation: Company should implement review procedures to ensure that all required documentation is obtained.

III.      Loan Settlement - 36 files tested

          A.   Fees and Charges

               1. In three files, the HUD-1 showed fees and charges not in accordance with HUD Handbook 4000.2 REV-1 guidelines.

                   When  made aware   of  the unallowed  fees and  charges,  the
                   Company  agreed  amounts should be refunded to the borrowers.

          Recommendation: Company should implement procedures to promptly review fees and charges to ensure they do not exceed HUD guidelines and to refund any unallowed fees and charges.

          B.   Interest Calculation

               1. In five files, the interest proration was calculated using 360 days instead of 365.

          Recommendation: Company should implement review procedures to   ensure
          that the interest proration is calculated correctly.













                                                 (logo)Katz, Katz & Sparks, P.C.
                                                  Certified Public Accountants
                                                Business Development Consultants



                 AUDITOR'S COMMENTS ON AUDIT RESOLUTION MATTERS
                          RELATING TO THE HUD PROGRAMS
                         For Year Ended October 31, 1996



American City Mortgage has not taken corrective action on findings from prior audit report for the fiscal year ended October 31, 1995:

Chapter 7, HUD-Approved Title II Nonsupervised Mortgagees

FINDING NO.  I(A) - A review is not being performed on the loans rejected by the mortgagee.

STATUS - Finding included in "Schedule of Findings" for fiscal year ended October 31, 1996.

FINDING NO. III(A)(1.)- In four files, the HUD-1 showed fees and charges not in accordance with HUD
                        Handbook 4000.2 REV-1 guidelines.

STATUS - The same finding for three files is included in "Schedule of Findings" for fiscal year ended October 31, 1996.

FINDING NO. III (B)(1.) - In one file, the interest proration was calculated using 360 days instead of 365.

STATUS - The same finding for five files is included in "Schedule of Findings" for fiscal year ended October 31, 1996.



         3075 E. Thousand Oaks Blvd., #100, Westlake ViLlage, CA 91362
            805-496-4140  FAX 805-496-8004  E-Mail: KKSCPA@aol.com